Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Allegheny Ludlum Corporation Personal Retirement and 401(k) Savings Plan, The 401(k) Plan, the Allegheny Technologies Retirement Savings Plan, the 401(k) Savings Account Plan for Employees of the Washington Plate Plant, the Savings and Security Plan of the Lockport and Waterbury Facilities, the 401(k) Savings Account Plan for Employees of the Exton Facility, TDY Industries, Inc. 401(k) Profit Sharing Plan for Certain Employees of Metalworking Products, the Rome Metals, LLC Employees’ 401(k) and Profit Sharing Plan and the Hourly 401(k) Plan for Represented Employees at Midland and Louisville of our reports dated February 21, 2007 (except for Note 16, as to which the date is July 20, 2007), with respect to the consolidated financial statements of Allegheny Technologies Incorporated included in Current Form 8-K filed July 26, 2007 and Allegheny Technologies Incorporated management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Allegheny Technologies Incorporated, included in its Annual Report (Form 10-K) both filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Pittsburgh, Pennsylvania
August 20, 2007